Exhibit 1.3

For More Information:

Investor Relations Monish Bahl CDC Corporation 678-259 8510 monishbahl@cdcsoftware.com	Media Relations Scot McLeod CDC Software 770-351-9600 ScotMcLeod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software Acquires Respond Group and Adds Key Customers in Target Verticals including Aegon, AXA
Insurance and Barclays

Industry-Specific Applications for Customer Service and Feedback Management
Strengthen CDC’s Position as a Leading Provider of Vertical CRM Solutions

BEIJING, ATLANTA, February 16, 2007 — CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a global provider of industry-specific enterprise software applications and consulting services, announced today the acquisition of Respond Group, Ltd. a leading European provider of software applications for improving customer service through the management of complaints and enterprise feedback. Mirroring CDC Software with an established leadership position in key vertical industries, the Respond applications and organization are highly complementary to CDC Software’s Pivotal CRM solutions. Respond brings 800 customers to the CDC Software family of more than 5,000.

With customers including AXA Insurance, Barclays, Aegon and many others, Respond is recognized as a market-leading provider of enterprise complaint and feedback management solutions to the financial services industries. Similarly, with customers including Allianz Dresdner Asset Management, Julius Baer Investment Management and Morgan Keegan & Company, the Pivotal CRM applications for marketing, sales and relationship management are recognized as industry-leading solutions in the financial services markets. In October 2006, Pivotal CRM was selected to the SecuritiesTech 50 list of top front-office solutions in financial services.

The Respond solutions are also widely deployed in government organizations which will create opportunities for cross-selling the Pivotal CRM applications, as well as other enterprise software and consulting service offerings from CDC Software. Additionally, the Pivotal CRM sales and marketing applications are widely deployed in the home building and real estate industries. The importance of complaint management, improving customer service and increasing satisfaction in these industries is expected to create additional cross-selling opportunities for the Respond applications.

In addition to the synergies of the product lines and industry expertise, both CDC Software and Respond are Microsoft Certified Partners, and the respective applications share complementary architectures based on standard Microsoft platforms. The applications are deployed securely via the Internet, enabling a low cost, low maintenance browser-based deployment. The Respond applications and Pivotal CRM are also both designed to be highly flexible and easily adapted to model the unique business practices of each customer.

“The combination of Respond and CDC Software is an excellent business decision from all perspectives,” said James Heavey, CEO of Respond. “As a company focused on delivering industry-specialized solutions and services, CDC Software has been building momentum and posting performance metrics well above average in enterprise software. At Respond we mirror that industry focus with complementary applications that will create a variety of new choices and expanded set of solutions for both customer bases.”

“We are very excited to have Respond join our global organization that is achieving consistent success as a leader in industry-specialized software solutions,” said Eric Musser, president of CDC Software. “We are clearly demonstrating that CDC Software is not taking the slash-and-burn approach of the typical consolidators. Rather, we are creating real value by expanding the depth of our industry applications through investments in organic innovation, as well as targeted acquisitions. Adding the complementary industry expertise and applications of Respond will yield very positive results for our respective customer bases.”

“Respond and CDC Software are a perfect fit,” said Alison Blackmore, Head of Customer Care, AXA Insurance. “There is an obvious synergy between the two companies rooted in shared values and a common commitment to helping businesses become customer-driven market leaders.”

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About Respond Group, Ltd.
Respond is recognized as a market-leading provider of enterprise complaints and feedback management software. The company’s solutions provide organizations of any size with a scalable complaint and feedback management infrastructure to improve the customer experience. With a large active customer base and exceptional growth figures, Respond has significant market share in both the high-profile financial service sector and the highly regulated public sector.

The Respond suite of products enables organizations to extend and improve customer service capabilities to front-line staff, whilst providing extensive management information to drive change and improve business practices. The solution is proven to deliver cost reductions, increased efficiencies and demonstrably improved processes, services, customer satisfaction and profitability. For more information about Respond, please visit www.respond-uk.co.uk.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to cross-selling opportunities, the ability to offer end-to-end enterprise solutions and services, the ability to assist customers in reducing operational costs and improve efficiency, and expectations that such transaction will be earnings accretive. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: the ability of CDC Software to grow its software and services business; and the ability to realize strategic objectives by taking advantage of cross-selling opportunities and the ability to integrate Respond with the company’s operations. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.